Exhibit 99.5

INTERPOOL, INC.

SUBSCRIPTION RIGHTS OFFERING OF 9.25% CONVERTIBLE
REDEEMABLE SUBORDINATED DEBENTURES

NOMINEE HOLDER OVERSUBSCRIPTION CERTIFICATION

           This form is to be used only by nominee holders of Interpool, Inc. (the “Company”) common stock to exercise the oversubscription right in respect of rights with respect to which the basic subscription right was exercised. The terms and conditions of the rights offering are set forth in the prospectus of the Company dated November __, 2002 (the “Prospectus”), and are incorporated herein by reference.

           The undersigned, a bank, broker or other nominee holder of Rights to purchase 9.25% Convertible Redeemable Subordinated Debentures, $25.00 principal amount (the “Debentures”), of Interpool, Inc. (the “Company”) pursuant to the Rights offering (the “Offering”) described and provided for in the Company’s Prospectus, hereby certifies to the Company and American Stock Transfer & Trust Company, as Subscription Agent for such Offering, that for each numbered line filled in below (attach additional sheets if necessary) the undersigned has exercised, on behalf of the beneficial owner specified in the first column (which may be the undersigned), the number of Rights specified in the third column pursuant to the Basic Subscription Right (as defined in the Prospectus) and such beneficial owner wishes to subscribe for the purchase of additional Debentures pursuant to the Oversubscription Right (as defined in the Prospectus), in the amount set forth in the last column of such line:

Name or Account Number of Beneficial Holder	Number of Rights Held by Beneficial Holder	Number of Rights Exercised Pursuant to Basic Subscription Rights	Number of Debentures Subscribed for Pursuant to Oversubscription Right

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10.

Name of Nominee Holder	DTC Participant Number

By: Name: Title: Phone Number: Fax Number:	DTC Basic Subscription Confirmation Numbers

Dated: ______________________, 2002